Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Celanese Corporation Registration Statement of our report dated February 10, 2017, relating to the financial statements of National Methanol Company (Ibn Sina) (which expresses an unqualified opinion and includes an emphasis of matter paragraph relating to differences between accounting principles generally accepted in Saudi Arabia and accounting principles generally accepted in the United States of America) for the year ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

For BDO Dr. Mohamed Al-Amri & Co.

/s/ Gihad M. Al-Amri
Certified Public Accountant
Registration No. 362
Dammam, Saudi Arabia
February 10, 2017